Exhibit 4.5.2

AMENDMENT NO. 1 TO
MANAGEMENT AGREEMENT AND ACCESSION AGREEMENT

This Accession Agreement and Amendment No. 1 to Management Agreement is made as of the 1 day of March, 2004, by and between KNIGHTSBRIDGE TANKERS  LIMITED, a company organized and existing under the laws of Bermuda (the “Company”), acting on behalf of itself, the companies set forth on Schedule A hereto (the “Original Subsidiaries”) (as defined below) and the companies set forth on Schedule B hereto (the “Additional Subsidiaries” and together with the Original Subsidiaries, the “Subsidiaries”), and ICB SHIPPING (BERMUDA) LTD., a company organized and existing under the laws of Bermuda (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company, the Original Subsidiaries and the Manager are parties to a Management Agreement, dated February 12, 1997 (the “Management Agreement”); and

WHEREAS, the Original Subsidiaries own the vessels set forth opposite their respective names on Schedule A (the “Vessels”), and chartered the Vessels to the Charterer (as defined below) pursuant to the Charters (as defined below); and

WHEREAS, the Charterer has determined not to exercise its option to extend the Charters, and is redelivering the Vessels; and

WHEREAS, upon such redelivery, the Original Subsidiaries intend to convey the Vessels to the Additional Subsidiaries, as set forth on Schedule B hereto, and the Additional Subsidiaries and the Company intend to refinance the Credit Agreement (as defined below); and

WHEREAS, the Company’s shareholders have determined to continue the Company in business, and the Company has requested the Manager, and the Manager has agreed, to assume operational responsibility for the Vessels and to recharter the Vessels, subject to the Board’s approval; and

WHEREAS, Section 6(c) of the Management Agreement provides that if, upon the expiration of the Charters, the Company undertakes any operational responsibilities with respect to the Vessels and requests the Manager to perform any of such responsibilities on the Company’s behalf, the parties shall negotiate the terms of such responsibilities and renegotiate the fee and expenses payable to the Manager, and

WHEREAS, the Additional Subsidiaries wish to accede to the Management Agreement as amended by this Amendment No. 1.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Defined Terms.  Unless otherwise defined herein, all defined terms when used herein shall have the meanings ascribed to them in the Management Agreement.  The term

“Company” shall include, where necessary, not only the Original Subsidiaries, but also the Additional Subsidiaries.

2.             Services.

Section 2.1 of the Management Agreement is amended by adding the following subsections:

“(q)         as agent only on behalf of the Company, supervising the commercial trading of the Vessels and the conclusion of all charter parties, contracts of affreightment, consecutive voyage charter parties, and other contracts of employment in respect thereof;

(r)            if a Vessel would be employed in any trade or service which might prejudice the Company by reason of trade or political difficulties, consulting with the Company before committing the Vessel to such service or trade and only fixing with the Company’s prior approval and at all times keeping the Company advised as to those countries and/or trades which might prejudice the operation of the Vessels;

(s)           negotiating and collecting offers for the refinancing of the Credit Agreement, selecting the most competitive bids and presenting the Company with a proposal for refinancing the Vessels, subject to the Board’s  final determination on any refinancing;

(t)            being responsible for all communication and contact between the Company and its lenders and banks that provide financing and other services to the Company and ensuring, to the best of its abilities (without taking any responsibility for the Company’s ability to meet its obligations), that the Company observes and complies with all its obligations in and towards the lenders;

(u)           procuring and supervising, as agent only on behalf of the Company, the following services rendered by or in cooperation with one or more Technical Managers (as defined below):

(i)                                    conducting all operation/performance of the Vessels, including but not limited to all matters with respect to voyages, cargoes and persons to be carried, and procuring or providing all services incident thereto including, but not limited to, cargo handling, port activities (including pilotage, towing, wharfage and dockage), bunkering, stevedoring, canal transits, services of agents, brokers and consultants and arranging for payment of all expenses in respect of the foregoing as necessary for the operation of the Vessels;

(ii)                                 issuing or causing to be issued all necessary shipping documents;

(iii)                              executing voyage schedules, routing, loading and discharging;

(iv)                             handling all post-fixture claims and arranging for all collections arising out of the operation of the Vessels, including the collection and handling of all freight and/or hire payments, demurrage and dispatch; and

(v)                                arranging for the entry and clearance of the Vessels and for berth and terminal facilities when necessary.

(v)           As agent only on behalf of the Company, supervising the technical operation of the Vessels and having the power in its name or in the name of the Company, without the need for any further formal power of attorney, to do and perform all acts, deeds, matters and things which may be necessary or expedient for the supervision, performance or provision of all or any of such services or ancillary thereto or otherwise in relation to the proper and efficient operation of the Vessels, including (but not limited to) the following:

(i)                                    providing the technical ship managers (the “Technical Managers”) appointed by the Company with appropriate instructions;

(ii)                                 proposing an insurance arrangement for the Vessels including a budget and allowing the Company to enter the Vessels into the Manager’s long-term H&M and LoH program and its War scheme  provided they are approved by the Company.  Such coverage shall include H&M, LoH, war, P&I, Excess oil, Defense and to the extent required by its lenders, MII including AP;

(iii)                              based on instructions from the Company entering the Vessels in protection and indemnity, defense and other such clubs or associations and all matters pertaining thereto;

(iv)                             handling and settling all insurance, particular and general average, salvage and other claims in connection with the Vessels and all matters pertaining thereto; provided, however, that no individual claim exceeds USD 100,000.  The Manager shall not commence legal proceedings without the approval of the Company;

(v)                                performing or causing to be performed all necessary services in connection with salvage and general average in respect of the Vessels;

(vi)                             keeping the Company advised with respect to the operation of the Vessels and the performance of the services hereunder;

(vii)                          providing the Company with benchmarking information (between the Company’s vessels and the Technical Managers’ performance of services to the Manager’s own vessels);

(viii)                       deciding on standards of ship operation with the approval of the Company and instructing the Technical Managers when requirements are outside such standards;

(ix)                               by regular visits (at least annually) onboard the Vessels, verifying the Vessels’ technical condition and memorializing such visits in reports and - where appropriate - taking necessary actions with respect to instructions to the Technical Manager, and visiting the Vessels on passages or in ports in order to attend onboard at loading or discharge operation where appropriate;

(x)                                  allowing the Vessels to benefit from the Manager’s bulk purchasing arrangements  and it being understood that any bonus, rebate or similar negotiated or received benefit shall pass to the Company;

(xi)                               in co-operation with the Technical Managers:

(A)                             following up and pursuing the development of planning regarding oil spill actions and other safety routines;

(B)                               verifying that all actions, instructions and training in respect of the Vessels’ safety have been carried through diligently, and

(C)                               arranging for oil spill contingency plans and taking all actions provided for in the US Oil Pollution Act of 1990 including, but not limited to, appointing and liaising with the “Qualified Individual” required and to enter into necessary agreements with clean-up contractors in the US and other relevant countries.

(xii)                            procuring and supervising the following services rendered by or in co-operation with the Technical Managers:

(A)                             keeping books, records and accounts relating to the activities and business of the Vessels in such form as may be required by the Company;

(B)                               procuring dry-docking plans and negotiating with shipyards in relation to major repairs and dry-dockings and attending and supervising all such works;

(xiii)                         procuring that the Technical Manager applies for and maintains, as operator of the Vessel, a Certificate of Financial Responsibility under §138.30(b) of the Regulations of the United States Coast Guard under the Oil Pollution Act of 1990 and filing periodic submissions in connection therewith. In connection with such applications, the Technical Manager may obtain a financial guarantee from any entity selected by the Manager in consultation with the Company;

(xiv)                        procuring that the Technical Manager obtains and maintains for itself ISO and ISM Documents or Certificates of Compliance and obtains and maintains for the Vessel an ISO Certificate of Compliance and an ISM Safety Management Certificate.

(xv)                           On behalf of the Company, supervising the services to be provided by the Technical Managers in relation to the overall accounting for the Company and ensuring that the Board is provided with:

(A)                             an annual budget of the Company’s operating costs delivered to the Company by November 30th of the preceding year, with deviations from the budget being disclosed and explaining in the annual report, deviations greater than USD $100,000 (per Vessel, per incident) that must be approved by the Company;

(B)                               annual report of all bonuses, rebates or similarly negotiated benefit received;

(C)                               such other budgets and projections as the Company shall request from time to time;

(D)                              quarterly statements of the Company’s overall operating costs and the Vessels’ operating costs to be delivered within 40 days of the end of such quarter;

(E)                                annual reports for the Company;

(F)                                periodic reports regarding the Manager’s and various other brokers’ analysis of the shipping market;

(G)                               weekly reports, including quarterly forecasts, of the result of trading the Company’s Vessels (or its pool earnings, as the case may be) presented in electronic form;

(H)                              comprehensive benchmarking of the Manager’s bunkers purchasing activity, including the benchmarking with the Frontline VLCC fleet, as the Company shall request from time to time; and

(I)                                   such other accounts, reports (including voyage reports) and budget follow-ups as the Company shall reasonably require from time to time.”

3.             Term.

Section 3 of the Management Agreement is amended to read as follows:

“The term of this Agreement shall commence on February 12, 1997, with respect to the Company and the Original Subsidiaries, and on                       , 2004, with respect to the Additional Subsidiaries, and shall terminate on the fifteenth anniversary of the Delivery Date, unless earlier terminated pursuant to Section 6(c) or Section 7 hereof.”

4.             Fees and Expenses.

(a)                                 Section 4 of the Management Agreement is amended by adding the following to the end of Section 4(a):

“Commencing on 1 February, 2004, the Company shall pay to the Manager an annual fee of $630,000, payable quarterly in arrears.  The fee for 2004 shall be paid pro rata from 1 February, 2004.”

(b)                                Section 4(b) of the Management Agreement is amended by deleting the word “and” before (viii), changing the period at the end thereof to a comma and adding the following to the end of the last sentence thereof:

“(ix) directors’ fees and meeting expenses; (x) third-party public relations services; (xi) registrars’ fees’; (xii) audit fees; (xiii) legal fees and other professional fees; (xiv) company franchise fees (xv) Bank Fees; (xvi) D&O Insurance.”

(c)                                 The following are added as Sections 4(c), 4(d) and 4(e), respectively:

“4(c)  The Manager shall, at its own cost and expense, provide all office accommodation, equipment, office stationery, staff, staff salaries and ancillary office expenses required for the performance of its services as Manager for the Company.

4(d)  All travel expenses, as well as all costs for the services rendered by external contractors/subcontractors shall be invoiced separately. For the avoidance of doubt, any remuneration to the Technical Managers for their technical services and to the Technical Managers for their accounting services shall be paid directly by the relevant Subsidiary to the relevant Technical Manager.

4(e)  Upon reasonable notice, the relevant Subsidiary shall provide the Manager with any funds that the Manager may reasonably request to cover reasonable estimated disbursements and expenses.”

5.             Expiration of Charters.

(a)                                 Section 6(b) of the Management Agreement amended by inserting the following at the end of the second to last sentence thereof:  “including any time charter, bareboat charter, voyage charter, contract of affreightment or pool participation”, so that such sentence shall read:

“The Manager shall receive a commission equal to 1.25% of the gross freight earned on the rechartering of the Vessel in the spot market or from any time or other period charter employment for the Vessel, including any time charter, bareboat charter, voyage charter, contract of affreightment or pool participation.”

(b)                                Section 6(c) of the Management Agreement is hereby deleted.

6.             Notices.

Section 10 of the Management Agreement is hereby amended to read as follows:

“All notices, consents and other communications hereunder or necessary to exercise any rights granted hereunder, shall be in writing, either by prepaid registered mail or telefax as follows:

If to the Company:

P.O. Box HM 1593
Par-la-Ville Place, 4th Floor
Par-la-Ville Road
Hamilton HM GX, Bermuda
Attn.:  Company Secretary

Telefax no:  +441 295-3494

with a copy to:

Frontline Management AS
P.O. Box 1327 Vika
N-0112 Oslo
Norway

Attn:  President

Telefax no.  +47-23-11-40-40

If to the Manager:

ICB Shipping (Bermuda) Limited
P.O. Box HM 1593
Par-la-Ville Place, 4th Floor
Par-la-Ville Road
Hamilton HM GX, Bermuda

Attn.: Company Secretary

Telefax no.:  +441 295-3494

in each case with a copy to:

Frontline Management AS
P.O. Box 1327 Vika
N-0112 Oslo
Norway

Attn:  President

Telefax no.:  +47-23-11-40-40”

7.             Entire Agreement, etc.

Section 11 of the Management Agreement is amended to read as follows:

“This Agreement embodies the entire agreement and understanding between the parties hereto relating to the management services to be provided by the Manager to the Company and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.  Whenever appropriate, references to ‘this Agreement’ shall mean ‘this Agreement, as amended from time to time’.”

8.             Assignment, Subcontracting and Delegation.

The following is added as Section 12A to the Management Agreement:

“The Manager may subcontract its duties hereunder to Frontline Management (Bermuda) Ltd., Frontline Management AS, or any other party, including Technical Managers (which may be evidenced in separate agreements between such Technical Managers and the applicable Subsidiaries) approved by the Company’s lenders if applicable loan documents so require; provided, however, that such parties execute subordinations if required by applicable loan documents, and further provided that the Manager shall remain fully responsible for its performance hereof.”

9.             Accession

By their signature hereof, the Additional Subsidiaries accede to the Management Agreement, as amended, and become parties thereto.

10.           Counterparts.

This Amendment No. 1 and Accession Agreement may be executed in one or more written counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 and Accession Agreement as of the date first above written.

KNIGHTSBRIDGE TANKERS LIMITED

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

ICB SHIPPING (BERMUDA) LTD.

By	/s/ Kjell Langva
Name: Kjell Langva
Title:

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of CEDARHURST TANKERS LDC

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of HEWLETT TANKERS LDC

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of INWOOD TANKERS LDC

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of LAWRENCE TANKERS LDC

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of WOODMERE TANKERS LDC

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of KTL CAMDEN, INC.

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of KTL MAYFAIR, INC.

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of KTL KENSINGTON, INC.

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of KTL CHELSEA, INC.

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

KNIGHTSBRIDGE TANKERS LIMITED, on behalf of KTL HAMPSTEAD, INC.

By	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

SCHEDULE A

Vessel Name	Original Subsidiary

Murex	Inwood Tankers, LDC

Magdala	Cedarhurst Tankers, LDC

Myrina	Woodmere Tankers, LDC

Macoma	Lawrence Tankers, LDC

Megara	Hewlett Tankers, LDC

SCHEDULE B

Additional Subsidiary	Vessel

KTL Camden, Inc.	Camden (ex-Murex)

KTL Mayfair, Inc.	Mayfair (ex-Magdala)

KTL Kensington, Inc.	Kensington (ex-Myrina)

KTL Chelsea, Inc.	Chelsea (ex-Macoma)

KTL Hampstead, Inc.	Hampstead (ex-Megara)